UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

PIONEER POWER SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1347616
(State of incorporation)	(I.R.S. Employer Identification No.)

400 Kelby Street, 9th Floor

Fort Lee, New Jersey 07024

(Address of principal executive offices)

(212) 867-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 31, 2014, Pioneer Power Solutions, Inc. (the “Company”) completed the purchase of 100% of the preferred stock of Titan Energy Worldwide, Inc. (“Titan”) from 24 individual stockholders and a short-form merger between Titan and a wholly-owned subsidiary of the Company. As a result of the merger, each outstanding share of Titan common stock was cancelled and converted into the right to receive the merger consideration of $0.0007 per share of Titan common stock. Furthermore, as a result of the merger, Titan ceased to be a public reporting company and its common stock will no longer be quoted for trading.

Titan stockholders of record as of December 31, 2014 will have the opportunity to receive the merger consideration upon completing the letter of transmittal and related instructions to be mailed to them by Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) who is serving as paying agent to the Company. Stockholders of record may seek additional information by calling Broadridge at (855) 793-5068.

The Company’s acquisition of the preferred stock of Titan and of Titan’s outstanding convertible and non-convertible notes, and warrants accompanying such notes, through a series of privately-negotiated transactions and the merger were previously disclosed in the Company’s Current Report on Form 8-K, filed on December 3, 2014, Schedule 13D filed on December 3, 2014, and in the Company’s Current Report on Form 8-K, filed on December 19, 2014.

Item 8.01 Other Events.

On January 2, 2015, the Company issued a press release announcing the completion of the purchase of 100% of the preferred stock of Titan and the short-form merger.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated January 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, inc.

Date: January 5, 2015	By:	/s/ Andrew Minkow
	Name:	Andrew Minkow
	Title:	Chief Financial Officer